[CHEVRON LOGO]
CHEVRON CORPORATION
Public Affairs
PO Box 7753
San Francisco, CA 94120-7753
Phone 415 894 4246

NEWS
                                                 FOR RELEASE AT 7:00 AM PDT
                                                 JANUARY 24, 1995
                                                 --------------------------

              CHEVRON'S FOURTH QUARTER EARNINGS UP 79 PERCENT
                    1994 NET INCOME INCREASE 26 PERCENT

     SAN FRANCISCO, Jan. 24 -- Chevron Corporation today reported fourth quarter net income of $525 million, or $.81 per share, an increase of 79 percent from 1993's fourth quarter earnings of $294 million, or $.45 per share. Adjusting for special items, 1994 fourth quarter results of $578 million increased 12 percent from $515 million in the prior-year quarter, and were the highest since the 1991 first quarter when abnormal market conditions created by the Persian Gulf war favorably affected industry earnings.

     Preliminary net income for the year 1994 was $1.595 billion, or $2.45 per share, an increase of 26 percent from 1993's net income of $1.265 billion, or $1.94 per share. However, excluding special items, earnings of $1.671 billion in 1994 were down 22 percent from very strong 1993 operating results of $2.148 billion.

     Chairman and CEO Ken Derr said, "We are very pleased with our performance in the second half of 1994, when we earned nearly $1 billion, reflecting the significant improvement in our operations from earlier in the year." Commenting on the fourth quarter results, he said, "Our chemicals business continued its strong recovery and international downstream operations benefited from higher earnings from our Caltex affiliate. In addition, despite low U.S. natural gas and refined products prices, U.S. petroleum operations turned in solid performances."

      "For the year, results were depressed by lower average crude oil and natural gas prices and lower sales margins on our refined products. Crude oil prices were especially low in the first quarter and U.S. refined products margins were very weak in the second quarter. In addition to these industry conditions, we experienced unscheduled refinery downtime and other refinery operating problems in our U.S. operations, particularly in the first half of the year, that further reduced earnings. Consequently, our petroleum operations performed much better in the last half of the year than in the first half," Derr said.

      "Our chemicals earnings for the year were very strong, benefiting from improved industry conditions and our restructuring and cost reduction programs undertaken in recent years. Also, our international crude oil production was up 12 percent from last year to 624,000 barrels per day. Furthermore, international oil and gas reserves increased for the fifth year in a row, reflecting our success in growing our international operations. In 1994, we replaced about 140 percent of our international production.

     "On top of the $1 billion in cost reductions we achieved in 1992 and 1993, in 1994 we further reduced our ongoing operating, selling and administrative expenses by about $150 million," noted Derr. "Unit costs, adjusted for the sale of the Philadelphia refinery, were about the same as in 1993, sustaining our prior years' cost reductions, offsetting inflationary increases and mitigating

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expenses associated with refinery problems earlier this year.  We remain committed to further cost improvements in 1995."

     Fourth quarter net income of $525 million was reduced by net special charges totaling $53 million, including a $45 million additional charge to the reserve previously established for the restructuring of the company's U.S. downstream operations. The charge related primarily to identified environmental remediation at the company's Port Arthur, Texas, refinery.

     The company is continuing to consider alternative methods of disposal of the refinery following the termination of its sales agreement with Clark Oil and Refining Inc. Because it is uncertain that a sale can be completed successfully, an additional provision of $98 million was established to provide for dismantling, cleanup, employee severance and other costs that would be necessary to shut down the facility.

     Other special items, mostly related to favorable prior-year tax adjustments and asset sales, benefited fourth quarter income $90 million. Fourth quarter 1993 earnings of $294 million included special charges totaling $221 million.

     Net income for the year 1994 was reduced by net special charges totaling $76 million. The largest items included the additional restructuring provisions of $98 million and $45 million mentioned above, other environmental remediation provisions totaling $304 million, and favorable prior-year income tax adjustments of $344 million. Other items, which netted to $27 million, included asset sale gains, litigation and regulatory issues, and LIFO inventory losses.

     Total revenues in 1994 declined to $35.8 billion from $37.1 billion in 1993; however, fourth quarter revenues of $9.2 billion were up slightly from 1993 fourth quarter revenues of $8.9 billion. For the year, lower prices for crude oil, natural gas and refined products together with lower refined product sales volumes were partially offset by higher chemicals revenues and gasoline excise tax collections. For the quarter, crude and product prices were higher than in the prior-year fourth quarter.

     Foreign currency losses included in 1994 net income were $64 million, compared with foreign currency gains of $46 million in 1993. For the fourth quarter, foreign currency losses were $13 million in 1994 compared with foreign currency gains of $4 million in 1993.

                          EXPLORATION AND PRODUCTION

     U.S. EXPLORATION AND PRODUCTION net earnings of $518 million for the year 1994 were reduced by $66 million of special charges, including environmental remediation and litigation provisions, partially offset by a fourth quarter insurance settlement gain. Total net special gains of $10 million benefited 1994 fourth quarter earnings of $179 million. In 1993, net earnings of $566 million included $136 million of special charges, of which $92 million were included in fourth quarter earnings of $39 million.

     Operationally, lower average crude oil and natural gas prices and lower crude oil production levels in 1994 all contributed to the decreased earnings for the year. However, fourth quarter 1994 average crude oil prices were higher than in the 1993 fourth quarter. This more than offset sharply lower natural gas prices and lower crude oil and natural gas production volumes and resulted in increased earnings from the prior-year quarter. Depreciation expense declined for both the year and the quarter in line with lower production volumes; exploration expenses increased for the year due to higher well write-offs, but were about flat quarter-to-quarter.

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     In 1994, the company's average crude oil realization decreased $.72 per barrel to $13.86; however, for the fourth quarter, the average of $14.53 was up $1.78 from the 1993 fourth quarter, when prices were at their lowest point of that year. Crude oil prices declined sharply in the last half of 1993, but recovered most of the decline in the 1994 first half. Natural gas prices fell throughout 1994, averaging $1.77 per thousand cubic feet for the year, down $.22 from the 1993 average price. Fourth quarter 1994 natural gas prices averaged $1.51 per thousand cubic feet, down 25 percent from the prior-year fourth quarter average of $2.01. Natural gas accounts for almost half of the company's U.S. oil and gas production volumes.

     Net liquids production for the year averaged 369,000 barrels per day, down 6 percent from 394,000 in 1993. Fourth quarter net liquids production of 360,000 barrels per day declined from 388,000 barrels per day produced in the 1993 fourth quarter. The production decrease resulted from the sale of a producing property in the 1993 fourth quarter and from natural field declines.

     Net natural gas production in 1994 averaged about 2.1 billion cubic feet per day, the same level as 1993. For the 1994 fourth quarter, natural gas production averaged 2.0 billion cubic feet per day, down from 2.1 billion in the 1993 fourth quarter. The fourth quarter decline was due to reduced demand caused by mild winter weather.

     INTERNATIONAL EXPLORATION AND PRODUCTION net earnings were $539 million for the year and $163 million for the fourth quarter, compared with $580 million and $160 million for the 1993 year and fourth quarter, respectively. The 1994 periods included a fourth quarter favorable prior-year tax adjustment that increased reported results $20 million. In 1993, special items reduced earnings by $61 million for the year, but increased fourth quarter earnings $8 million.

     Excluding special items, the 1994 earnings decline of $122 million was largely due to foreign currency effects. In 1994, foreign exchange losses were $28 million, whereas in 1993, foreign exchange gains were $57 million. For the fourth quarter, exchange losses were $13 million in 1994 compared with $13 million of foreign exchange gains in 1993. Operationally, for the year, higher production volumes did not fully offset the effect of lower average crude oil prices, but quarter-to-quarter, 1994 fourth quarter crude oil prices were higher than in the prior-year quarter, benefiting earnings.

     For the year 1994, net liquids production increased 12 percent to 624,000 barrels per day, and was up 10 percent to 638,000 barrels per day in the fourth quarter. Net natural gas production volumes also increased, up 16 percent to 546 million cubic feet per day for the year and up 28 percent to 560 million cubic feet per day in the fourth quarter.

                            REFINING AND MARKETING

     U.S. REFINING AND MARKETING operations reported net losses in both 1994 and 1993 because of special items. The 1994 loss of $58 million included special charges totaling $383 million. The 1993 loss of $170 million was after a restructuring charge of $543 million and other special charges totaling $182 million. The 1993 restructuring charge was for costs and other losses expected from the then-planned sales of the company's Philadelphia and Port Arthur refineries. The Philadelphia refinery was sold in August 1994. Because it is uncertain that the Port Arthur refinery will be sold, fourth quarter 1994 earnings included a $98 million provision for dismantling, cleanup, employee severance and other costs that would be incurred in closing the facility, as well as a $39 million increase to previously established environmental remediation reserves for the refinery site. Other

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1994 special charges included environmental clean-up provisions for other refineries and marketing sites totaling $249 million and LIFO inventory profits of $3 million.

     The restructuring and closure provisions totaling $137 million, together with other special items that reduced earnings a net $2 million, resulted in a fourth quarter loss of $4 million. In the 1993 fourth quarter, earnings of $73 million included $77 million of special charges.

     Excluding special items in all periods, 1994 earnings of $325 million and fourth quarter earnings of $135 million declined from 1993 annual and fourth quarter earnings of $555 million and $150 million, respectively. Sales margins were lower in 1994, especially earlier in the year. Refined products prices were weak as ample supplies created a highly competitive market. Also, the company experienced both scheduled and unscheduled refinery downtime and other refinery operating problems earlier in the year that increased operating expenses and required more expensive third-party product purchases to supply the company's marketing system. Sales volumes declined 8 percent for the year and 12 percent in the fourth quarter, largely due to the sale of the company's Philadelphia refinery in August.

     INTERNATIONAL REFINING AND MARKETING net earnings were $239 million compared with $252 million in 1993. Fourth quarter 1994 net earnings increased to $94 million from $73 million in the prior-year fourth quarter. LIFO inventory losses reduced the year and fourth quarter 1994 earnings by $10 million; in 1993, special items increased that year's results by a net $1 million, but reduced fourth quarter results $13 million.

     Earnings in 1994 reflected weak sales margins in all the company's international marketing areas -- Canada, the United Kingdom and the Caltex areas of operations. Chevron's share of annual and fourth quarter Caltex earnings benefited $16 million and $20 million, respectively, from upward adjustments to the carrying value of its petroleum inventories to reflect market values after 1993 downward adjustments of $52 million and $36 million for the year and fourth quarter, respectively, to write-down petroleum inventories to reflect falling market values.

     Sales volumes for the year increased slightly as a 5 percent increase in marketing sales was mostly offset by a decline in the company's trading sales volumes. In the fourth quarter, sales volumes declined as lower trading volumes more than offset increased marketing sales.

     Earnings for 1994 were reduced by foreign currency losses of $19 million, including $10 million of such losses in the fourth quarter. Earnings for 1993 included net foreign currency gains of $2 million; however, prior-year fourth quarter results were reduced by $12 million of foreign currency losses.

                                   CHEMICALS

     CHEMICALS earned $206 million in 1994, of which $63 million was earned in the fourth quarter. In 1993, net earnings were $143 million for the year, including a $22 million loss for the fourth quarter. Most of the 1993 earnings were comprised of special gains, primarily from asset sales, totaling $112 million; however, the 1993 fourth quarter loss was increased by $14 million of special charges. In 1994, special charges reduced earnings $9 million for the year and $5 million for the fourth quarter, including a charge of $6 million associated with the shutdown of the Port Arthur fuels refinery.

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     Excluding special items in all periods, 1994 chemical results of $215 million were up dramatically from $31 million in 1993. Fourth quarter 1994 results of $68 million were a sharp improvement from the $8 million loss incurred in the comparable prior-year quarter.

     The improving U.S. economy reduced industry overcapacity, resulting in higher sales volumes at stronger prices. Restructurings and cost reduction programs undertaken in recent years positioned the company's chemicals businesses to benefit from the improved industry conditions. Operating results were strong in all the company's divisions -- additives, aromatics and especially olefins.

     Fourth quarter results, while strong, were negatively affected by the flooding of the company's Cedar Bayou olefins plant in mid-October. The subsequent one-month shut down resulted in lost earnings and higher operating and repair expenses.

                            COAL AND OTHER MINERALS

     COAL AND OTHER MINERALS net earnings were $111 million in 1994, including $78 million reported for the fourth quarter; 1993 net earnings were $44 million, including $6 million for the fourth quarter. Special items, consisting of a gain from an asset sale, increased 1994 annual and fourth quarter results $48 million; in 1993 special charges reduced fourth quarter results $5 million, but special items netted to zero for the year.

     Operationally, earnings improved as coal sales margins were slightly higher. Sales tonnage, at about 20 million tons, was unchanged from the prior year. Also, earnings benefited from the absence of 1993 losses from non-coal minerals activities.

     During 1994, the company sold its U.S. platinum and palladium operations and its lead and zinc prospect in Ireland, completing its previously announced withdrawal from non-coal minerals activities.

                              CORPORATE AND OTHER

     CORPORATE AND OTHER net earnings were $40 million for the year, compared with net charges of $150 million in 1993. For the fourth quarter, charges were $48 million in 1994 and $35 million in 1993.

     The 1994 results benefited from favorable prior-year income tax adjustments totaling $324 million, of which $23 million were included in the fourth quarter. The 1993 year and fourth quarter included net special charges of $74 million and $28 million, respectively.

     In 1994, the company changed its method of distributing certain corporate expenses to its business segments. As a result, corporate and other charges for the year and fourth quarter included $190 million and $64 million, respectively, that under the previous method, would have been allocated to the business segments. This change had no net income effect, nor did it change any segment operational trends.

                     CAPITAL AND EXPLORATORY EXPENDITURES

     CAPITAL AND EXPLORATORY EXPENDITURES, including the company's share of affiliates' expenditures, were $1.645 billion in the fourth quarter and $4.819 billion for the year 1994, up 9 percent from the $4.440 billion spent in 1993.

Exploration and production spending totaled about $2.737 billion, of which 71 percent was in international areas.

                                     # # #
1/24/95
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                                                                      - 1 -
                    CHEVRON CORPORATION - FINANCIAL REVIEW
                           (MILLIONS OF DOLLARS)

CONSOLIDATED STATEMENT OF INCOME
- --------------------------------
          (unaudited)
                                           Fourth Quarter    Twelve Months
                                           --------------   ---------------
  REVENUES:                                  1994    1993    1994     1993
                                           ------   ------  ------   ------
 Sales and Other Operating Revenues(1) $ 8,927 $ 8,778 $35,130 $ 36,191 Equity in Net Income of
  Affiliated Companies                        154      100     440      440
 Other Income                                 166       35     274      451
                                           ------   ------  ------   ------
                                            9,247    8,913  35,844   37,082
                                           ------   ------  ------   ------
COSTS AND OTHER DEDUCTIONS:
 Purchased Crude Oil and Products           4,430    4,135  16,990   18,007
 Operating Expenses                         1,487    1,797   6,524    7,104
 Exploration Expenses                         110      125     379      360
 Selling, General and
  Administrative Expenses                     339      410     963    1,530
 Depreciation, Depletion and Amortization     598      652   2,431    2,452
 Taxes Other Than on Income (1)             1,406    1,303   5,559    4,886
 Interest and Debt Expense                     97       73     346      317
                                           ------   ------  ------   ------
                                            8,467    8,495  33,192   34,656
                                           ------   ------  ------   ------
Income Before Income Tax Expense              780      418   2,652    2,426
  Income Tax Expense                          255      124   1,057    1,161
                                           ------   ------  ------   ------
NET INCOME                                  $ 525    $ 294 $ 1,595  $ 1,265
                                           ======   ======  ======   ======
PER SHARE AMOUNTS (2)
NET INCOME                                 $  .81   $  .45   $2.45    $1.94
DIVIDENDS                                  $  .4625 $  .4375 $1.85    $1.75

Average Common Shares Outstanding
 (000's) (2)                              651,721  651,409 651,672  650,957

EARNINGS BY MAJOR OPERATING AREA
  (unaudited)                              Fourth Quarter    Twelve Months
                                           --------------   --------------
                                            1994     1993    1994    1993
                                          ------   ------   ------  ------
Exploration and Production
 United States                             $ 179     $ 39    $ 518   $ 566
 International                               163      160      539     580
                                          ------   ------   ------  ------
   Total Exploration and Production          342      199    1,057   1,146
                                          ------   ------   ------  ------
Refining, Marketing and Transportation
 United States                                (4)      73      (58)   (170)
 International                                94       73      239     252
                                          ------   ------   ------  ------
   Total Refining, Marketing
     and Transportation                       90      146      181      82
                                          ------   ------   ------  ------
   Total Petroleum Operations                432      345    1,238   1,228
Chemicals                                     63      (22)     206     143
Coal and Other Minerals                       78        6      111      44
Corporate and Other  (3),(4)                 (48)     (35)      40    (150)
                                          ------   ------   ------  ------
NET INCOME                                 $ 525    $ 294  $ 1,595 $ 1,265
                                          ======   ======   ======  ======


 (1)  Includes consumer excise taxes     $ 1,212  $ 1,098  $ 4,790 $ 4,068
 (2)  Shares and per share amounts for 1993 have been restated to reflect a two-for-one stock split in May 1994.
 (3)  "Corporate and Other" includes interest expense, interest income on cash and marketable securities, corporate center costs, and real estate and insurance activities.
 (4) In 1994, the company changed its method of distributing certain corporate expenses to its business segments. As a result, about
      $64 million in the fourth quarter and $190 million in the twelve months of 1994 are classified as Corporate and Other that would previously have been distributed to the various business segments.
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                                                                    - 2 -
                 CHEVRON CORPORATION - FINANCIAL REVIEW
                         (MILLIONS OF DOLLARS)

SPECIAL ITEMS BY MAJOR OPERATING AREA         Fourth Quarter   Twelve Months
- -------------------------------------        ---------------  ---------------
      (unaudited)                              1994    1993     1994    1993
                                             ------- -------  ------- -------
U.S. Exploration and Production                $ 10   $ (92)   $ (66) $ (136)
International Exploration and Production         20       8       20     (61)
U.S. Refining, Marketing and Transportation    (139)    (77)    (383)   (725)
International Refining,
  Marketing and Transportation                  (10)    (13)     (10)      1
Chemicals                                        (5)    (14)      (9)    112
Coal and Other Minerals                          48      (5)      48       -
Corporate and Other                              23     (28)     324     (74)
                                             ------- -------  ------- -------
  TOTAL SPECIAL ITEMS                         $ (53) $ (221)   $ (76) $ (883)
                                             ======= =======  ======= =======

SUMMARY OF SPECIAL ITEMS                      Fourth Quarter   Twelve Months
- ------------------------                     ---------------  ---------------
    (unaudited)                                1994    1993     1994    1993
                                             ------- -------  ------- -------
Asset Dispositions                             $ 48   $ (27)    $ 48   $ 122
Asset Write-offs and Revaluations                 -     (35)       -     (71)
Environmental Remediation Provisions            (11)    (22)    (304)    (90)
Prior-Year Tax Adjustments                       43     (29)     344    (130)
Restructurings & Reorganizations               (143)    (11)    (143)   (554)
LIFO Inventory (Losses) Gains                   (10)    (46)     (10)    (46)
Other, Net                                       20     (51)     (11)   (114)
                                             ------- -------  ------- -------
  TOTAL SPECIAL ITEMS                         $ (53) $ (221)   $ (76) $ (883)
                                             ======= =======  ======= =======

FOREIGN EXCHANGE (LOSSES) GAINS               $ (13)    $ 4    $ (64)   $ 46
- -------------------------------

EARNINGS BY MAJOR OPERATING AREA
  EXCLUDING SPECIAL ITEMS
- --------------------------------
          (unaudited)                         Fourth Quarter   Twelve Months
                                             ---------------  ---------------
                                               1994    1993     1994    1993
                                             ------- -------  ------- -------
Exploration and Production
 United States                                $ 169   $ 131    $ 584   $ 702
 International                                  143     152      519     641
                                             ------- -------  ------- -------
   Total Exploration and Production             312     283    1,103   1,343
                                             ------- -------  ------- -------
Refining, Marketing and Transportation
 United States                                  135     150      325     555
 International                                  104      86      249     251
                                             ------- -------  ------- -------
   Total Refining, Marketing
      and Transportation                        239     236      574     806
                                             ------- -------  ------- -------
   Total Petroleum Operations                   551     519    1,677   2,149
Chemicals                                        68      (8)     215      31
Coal and Other Minerals                          30      11       63      44
Corporate and Other (1) (2)                     (71)     (7)    (284)    (76)
                                             ------- -------  ------- -------

   EARNINGS EXCLUDING SPECIAL ITEMS             578     515    1,671   2,148
Special Items                                   (53)   (221)     (76)   (883)
                                             ------- -------  ------- -------
    NET INCOME                                $ 525   $ 294  $ 1,595 $ 1,265
                                             ======= =======  ======= =======

(1)  "Corporate and Other" includes interest expense, interest income on cash and marketable securities, corporate center costs, and real estate and insurance activities.
(2) In 1994, the company changed its method of distributing certain corporate expenses to its business segments. As a result, about $64 million in the fourth quarter and $190 million for the year are classified as Corporate and Other that would previously have been distributed to the various business segments.
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                                                                      - 3 -
                CHEVRON CORPORATION - FINANCIAL REVIEW

OPERATING STATISTICS (1)
- --------------------
                                          Fourth Quarter      Twelve Months
                                         -----------------  -----------------
                                            1994     1993      1994     1993
                                         -------- --------  -------- --------
NET LIQUIDS PRODUCTION (MB/D):
   United States                             360      388       369      394
   International                             638      580       624      556
                                         -------- --------  -------- --------
     WORLDWIDE                               998      968       993      950
                                         ======== ========  ======== ========

NET NATURAL GAS PRODUCTION (MMCF/D):
   United States                           1,968    2,071     2,085    2,056
   International                             560      439       546      469
                                         -------- --------  -------- --------
     WORLDWIDE                             2,528    2,510     2,631    2,525
                                         ======== ========  ======== ========

SALES OF NATURAL GAS (MMCF/D):
   United States                           2,567    2,546     2,598    2,334
   International                             456      457       461      462
                                         -------- --------  -------- --------
     WORLDWIDE                             3,023    3,003     3,059    2,796
                                         ======== ========  ======== ========

SALES OF NATURAL GAS LIQUIDS (MB/D):
   United States                             247      231       215      211
   International                              45       49        34       37
                                         -------- --------  -------- --------
     WORLDWIDE                               292      280       249      248
                                         ======== ========  ======== ========

SALES OF REFINED PRODUCTS (MB/D):
   United States                           1,255    1,423     1,314    1,423
   International                             971      999       934      923
                                         -------- --------  -------- --------
     WORLDWIDE                             2,226    2,422     2,248    2,346
                                         ======== ========  ======== ========

REFINERY INPUT (MB/D):
   United States                           1,196    1,304     1,213    1,307
   International                             627      653       623      598
                                         -------- --------  -------- --------
     WORLDWIDE                             1,823    1,957     1,836    1,905
                                         ======== ========  ======== ========

CHEMICALS SALES & OTHER OPERATING
 REVENUES (millions of dollars)(2)
   United States                           $ 847    $ 599   $ 3,079  $ 2,694
   International                             170      155       648      602
                                         -------- --------  -------- --------
     WORLDWIDE                           $ 1,017    $ 754   $ 3,727  $ 3,296
                                         ======== ========  ======== ========

(1) Includes interest in affiliates.
(2) Includes sales to other Chevron companies.